Exhibit 99.2

Letter to Stockholders

November 13, 2023

Dear Harrow Stockholders:

I am pleased to report that Harrow produced record revenues during the third quarter of 2023 of $34.3 million, a 50% increase over quarterly revenues for the prior-year period.

Buoyed by demand for IHEEZO®, which is tracking ahead of internal forecasts since its May launch, revenues from Harrow’s branded products were $14.5 million during the third quarter and $33.9 million for the nine months ended September 30, 2023. Revenues from the “Fab Five” products we acquired earlier this year and our compounded products were lower than expected. I will discuss these subjects and others in greater detail in this Letter to Stockholders.

During the third quarter, unit demand for IHEEZO began to increase markedly, a result of several successful launch strategy amendments since its launch. Specifically, IHEEZO unit volumes and revenues ramped significantly during September (see graph below), and encouragingly, IHEEZO’s commercial momentum has continued in the fourth quarter.

*	Customer Unit Demand reflects the number of units purchased by surgery centers, clinic/group practices, and physicians from Harrow’s distributors. It is not representative of net sales or revenues on a GAAP basis.

Third Quarter 2023 Financial Overview

See Link to Selected GAAP Operating Results before reviewing non-GAAP results.

See Link to Selected Core Results (non-GAAP measures).

Record revenues of $34.3 million for the third quarter of 2023 represent a 50% increase over the prior-year's third-quarter revenues of $22.8 million and a 2% increase over the sequential second quarter of 2023.

Adjusted EBITDA increased to $9.2 million for the third quarter of 2023 compared with Adjusted EBITDA of $2.5 million during the same period last year, primarily due to increased revenues of our branded products, especially IHEEZO. Core net loss was $(3.0 million) for the third quarter of 2023 compared with core net loss of $(1.5 million) for the third quarter of 2022.

We had $65.6 million in cash and cash equivalents at the end of the third quarter.

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Shortly after the close of the third quarter, Harrow completed the transfer of new drug applications (NDAs) for FLAREX®, NATACYN®, TOBRADEX® ST, VERKAZIA®, and ZERVIATE®, products that we purchased in July of 2023. Before the transfer of these NDAs, Harrow had been receiving profit transfers on these products; however, as each of these NDAs was transferred and launched under the Harrow name, we began implementing commercial strategies to increase brand awareness and sales for these products.

Core gross margin improved 600 basis points to 78% in the third quarter of 2023 compared with core gross margin of 72% in the third quarter of 2022.

Selling, general, and administrative (SG&A) expenses for the third quarter of 2023 increased to $21.0 million compared with $15.4 million during the same period last year. The year-over-year increase is due in large part to an increase in stock-based compensation along with transition costs from the Santen and VEVYE product acquisitions and further expansion of our general operating and sales infrastructure to support our branded product acquisitions and launches in 2023 and beyond. We are adding new sales and commercial positions to support our sales growth and expect that trend to continue in 2024.

Research and development (R&D) costs were $1.4 million in the third quarter of 2023, compared with $775,000 during the same period last year. Throughout the remainder of 2023 and next year, R&D costs should continue to increase as we further build out our medical and clinical affairs teams and finalize tech transfer manufacturing processes for our recent product acquisitions.

GAAP operating income was $1.7 million for the third quarter of 2023, compared with a GAAP operating loss of $(94,000) during the same period last year.

Core diluted net loss per share for the third quarter of 2023 was $(0.09) compared with $(0.06) during the same period last year.

A reconciliation of all non-GAAP financial measures in this letter begins on page 9.

GAAP Operating Results

Selected financial highlights regarding GAAP operating results for the three and nine months ended September 30, 2023, and for the same periods in 2022 are as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Net revenues	$34,265,000	$22,823,000	$93,838,000	$68,266,000
Cost of sales	10,067,000	6,721,000	28,338,000	19,218,000
Gross profit	24,198,000	16,102,000	65,500,000	49,048,000
Selling, general and administrative	21,033,000	15,421,000	56,878,000	43,004,000
Research and development	1,421,000	775,000	3,316,000	2,347,000
Total operating expenses	22,454,000	16,196,000	60,194,000	45,351,000
Income (loss) from operations	1,744,000	(94,000)	5,306,000	3,697,000
Total other expense, net	4,596,000	6,335,000	19,333,000	18,763,000
Income tax expense	(1,539,000)	(35,000)	(1,236,000)	(75,000)
Net loss attributable to Harrow, Inc.	$(4,391,000)	$(6,464,000)	$(15,263,000)	$(15,141,000)
Net loss per share of common stock, basic and diluted	$(0.13)	$(0.24)	$(0.48)	$(0.55)

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Core Results (Non-GAAP Measures)

Core Results (non-GAAP measures), which we define as the after-tax earnings and other operational and financial metrics generated from our principal business, for the three and nine months ended September 30, 2023, and for the same periods in 2022 are as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Net revenues	$34,265,000	$22,823,000	$93,838,000	$68,266,000
Gross margin	71%	71%	70%	72%
Core gross margin(1)	78%	72%	77%	73%
Net loss	(4,391,000)	(6,464,000)	(15,263,000)	(15,141,000)
Core net loss(1)	(2,960,000)	(1,531,000)	(4,519,000)	(564,000)
Adjusted EBITDA(1)	9,209,000	2,483,000	25,556,000	11,928,000
Basic and diluted net loss per share	(0.13)	(0.24)	(0.48)	(0.55)
Core diluted net loss per share(1)	(0.09)	(0.06)	(0.14)	(0.02)

(1)	Core gross margin, core net loss, core diluted net loss per share (collectively, “Core Results”), and Adjusted EBITDA are non-GAAP measures. For additional information, including a reconciliation of such Core Results and Adjusted EBITDA to the most directly comparable measures presented in accordance with GAAP, see the explanation of non-GAAP measures and reconciliation tables at the end of this Letter to Stockholders

IHEEZO Commentary

We have continued to execute our launch plan for IHEEZO since its debut in May 2023. We focused on raising IHEEZO awareness among our targeted audience (i.e., long-standing Harrow customers), collecting and incorporating user feedback, optimizing our market access strategies, pursuing high-revenue potential IHEEZO prescribers, and capitalizing on the success indicators we observed in the first stages of the launch, including those related to reimbursement.

Our nimble commercial approach enabled us to amend our plans, making strategic tweaks in the middle of the quarter that yielded immediate positive results and contributed to a notable increase in IHEEZO unit demand and revenues for September – surpassing our internal targets for 2023. We are now seeing sizable orders and re-orders from high-volume users, along with many new accounts, both large and small, which we expect will start to utilize IHEEZO in the fourth quarter and beyond.

We are also investing in clinical research to demonstrate IHEEZO’s unique capabilities. An example is a recent in-vivo (in human) study that we sponsored to compare the effect of IHEEZO on the bacterial action of povidone-iodine (PVI) with the effect of a low-viscosity tetracaine ophthalmic solution on PVI. To our knowledge, this was the most robust, prospective study evaluating the effects of PVI with anesthetics in an in-vivo setting to date. We executed this study because every ophthalmic surgical intervention requires an antiseptic application (e.g., PVI) to prevent potentially blinding conditions such as endophthalmitis, and previous studies have shown that high viscosity gel vehicles act as a “barrier” to the bactericidal properties of PVI and may increase the risk of endophthalmitis following ophthalmic procedures. The problem is that other commonly used non-gel anesthetics, such as tetracaine, have poor ocular surface residence time on the eye, causing an unpredictable onset and duration of anesthetic effect, and contain preservatives known to cause endothelial cell damage. IHEEZO offers numerous benefits, including reliable anesthetic onset and duration, but to improve IHEEZO adoption, we needed to alleviate any clinical concerns regarding the potential barrier effect of IHEEZO.

I am happy to report that data from this barrier-effect study, which we expect to be published in the coming months, clearly demonstrated similar barrier risks between IHEEZO and solution-based topical anesthetics – meaning that IHEEZO provides the benefits of a gel without the known risks. Therefore, IHEEZO low-viscosity gel, used as a monotherapy, uniquely provides patient comfort, predictable onset, and duration of anesthesia, with a single dose, and the option to re-dose as needed, without the need for any supplemental intervention, including the need for opioids. This study was a fantastic outcome for IHEEZO given ophthalmologists’ concerns about “barrier-issues” with gel-based anesthetics. We look forward to the public availability of this study and its accompanying data supporting our belief that IHEEZO’s clinical benefits are truly unique from anything currently available.

Finally, we are also working to ensure continued access to the Medicare market for the ambulatory surgery center (ASC) and hospital and outpatient department (HOPD) market segments and the in-office use of IHEEZO. In this regard, we are designing and intend to execute during the first half of 2024, clinical studies to build data sets that could be presented to the Centers for Medicare & Medicaid Services (CMS) to eventually extend our temporary pass-through period for IHEEZO in ASCs and HOPDs. We have also requested to meet with CMS to clarify a billing policy that has historically not allowed for the separate billing of anesthesia services in a physician’s office. Our request to CMS is to clarify that J-Code 2403, IHEEZO’s permanent J-Code, may be billed for the anesthesia itself (i.e., IHEEZO under J-2403), not the provision of anesthesia services, in a physician’s office setting. We will continue to update our stockholders as we make progress on these efforts.

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Fab Five Commentary

As readers of these Letters to Stockholders are aware, earlier this year, Harrow acquired the U.S. commercial rights to five products – MAXIDEX®, ILEVRO®, NEVANAC®, VIGAMOX®, and TRIESENCE (the first four of these products are commercially available – see TRIESENCE Commentary below). Harrow’s strategy with these products, which had not been supported by marketing or sales detailing for many years, was first to stem the downward decline in unit demand and second, to begin to grow sales, in particular, from our nepafenac franchise, represented by ILEVRO and NEVANAC. As a part of the acquisition, the NDAs for these products were to be transferred to Harrow during a transition period after the closing, at which time they would be fully integrated into Harrow’s commercial platform and begin executing our strategy. While NDAs for MAXIDEX, ILEVRO, and NEVANAC were transferred in May 2023 and VIGAMOX in late July 2023, we made the strategic decision to focus our commercial team’s efforts on IHEEZO, delaying implementation of marketing and sales detailing efforts for these products. Therefore, we are about three months behind our revenue forecast for these products.

On the positive side, once we began implementing our awareness campaign, demand for ILEVRO and NEVANAC began to build, as evidenced by recent positive prescription data. Preliminarily, it appears that our belief that reminding prescribers of the availability of products they know and trust, which have strong reimbursement support from third-party payers (see an example below of a reimbursement tool for ILEVRO highlighting the significant coverage levels in Texas), is what was needed to regain interest in these fantastic products. We remain excited about this acquisition, and while we are a bit behind with our plans, we believe that the economic and strategic potential from the Fab Five remains intact.

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Compounded Pharmaceuticals Commentary

Our compounding business has recently underperformed as we’ve invested in improving efficiencies and compliance related to manufacturing, quality systems, the makeup of our sales team, our analytical testing capabilities, and our customer care infrastructure. Additionally, some authoritative agencies have added complexities to state-specific compounding regulatory constructs. While these investments have been modest from a cash investment perspective, they have affected (i) our productivity, (ii) our ability to meet the growing demand for our products, and (iii) our ability to provide customer experiences at the levels our customers deserve. I am highly confident this is a temporary situation, and these enhancements and compliance investments are necessary to preserve and expand our market leadership position over the longer term.

Harrow stockholders who have followed our company for many years know we have occasionally encountered growing pains like this in our compounding business. Frankly, it’s just the nature of the compounding business when you operate at the scale we do. We have had to invest in efficiency and compliance in the past, and importantly, we have a 100% success record of overcoming these challenges and returning to growth. Investing in the required systems, processes, and protocols to reliably serve a national market requires adherence to a standard and a level of complexity that few competitors can achieve. Although we have never been perfect, our commitment to compliance with the strictest of regulations has been a “superpower” for us as we’ve built our compounding business. Based on what has been successfully implemented and other solutions planned in the coming weeks, I am confident that our compounding business will resume our historical growth – likely in the first quarter of 2024.

VEVYE Commentary

Harrow's largest future annual market opportunity is VEVYE, the recently FDA-approved patented semi-fluorinated alkane plus 0.1% cyclosporine product – which we are launching in a few weeks. VEVYE, a “water-free” topical prescription medication, is FDA-approved to treat both the signs and symptoms of dry eye disease (DED). We believe eyecare professionals (ECPs) have long awaited a product like VEVYE – a DED product that can deliver effective, fast, and sustained clinical results for patients without the negative adverse event profiles associated with current DED pharmaceutical product choices.

In preparing for the upcoming launch of VEVYE, it has become evident that most ophthalmologists and optometrists believe strongly in the clinical power of cyclosporine – as a therapeutic agent. This should not be surprising given the tens of millions of U.S. patients prescribed cyclosporine during the past 20 years. However, VEVYE is very different from the currently available cyclosporine-based products, not only because of the comfort and many benefits of its patented delivery vehicle – only the second “water-free” product in the U.S. market – but also because it offers the highest available concentration of cyclosporine. This puts VEVYE in a class of its own. I can’t wait to get VEVYE in the hands of Harrow’s existing prescribers and those we believe will become prescribers of Harrow products during the VEVYE launch.

One final comment on VEVYE:

I recently returned from my first visit to the American Academy of Optometry (AAOpt) annual meeting, which was held in New Orleans. There, we had a medical advisory board (MAB) meeting that included the “who’s who” in U.S. optometry. (As an FYI, data shows that optometrists are responsible for writing about 50% of the U.S. prescriptions for dry eye medications.) I didn’t know what to expect from such an esteemed group as they listened to the scientific presentation of the VEVYE data and discussed potential “holes” in VEVYE’s value proposition and clinical benefits.

Based on what I heard at AAOpt and the recent American Academy of Ophthalmology (AAO) meeting in San Francisco, I have a strong conviction that VEVYE is a winner! This slide from the VEVYE scientific materials, which describes consistent improvement in both signs and symptoms for DED patients – over an entire year, says it all:

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*	Data was presented by David Wirta, MD, in a paper entitled “Long-Term Safety and Efficacy of a Water-Free Cyclosporine Ophthalmic Solution for the Treatment of Dry-Eye Disease: Essence-2-OLE Study,” during the American Society of Cataract and Refractive Surgery (ASCRS) annual meeting in San Diego in May 2023.

During the AAOpt advisory board meeting, one Key Opinion Leader (KOL) observing this slide reflected, “I’d show my colleagues this slide and be done – it’s the best data I’ve ever seen in my career.”

We expect to begin to record our first VEVYE revenues by the end of 2023 and deploy additional resources in January at the 2024 Royal Hawaiian Eye Meeting as we more fully launch VEVYE in the U.S. market.

TRIESENCE Commentary

The “diamond” of the Fab Five transaction was TRIESENCE, a high utility J-Coded buy-and-bill triamcinolone acetonide suspension that has been on the FDA’s drug shortage list for most of the past five years. For Harrow, bringing TRIESENCE back to the U.S. market is a strategic imperative – and we will succeed.

In last quarter’s Letter to Stockholders, we reported that demo batches of TRIESENCE were completed, and we were awaiting results from the first of three process performance qualification (PPQ) batches. While we were not naïve about the fact that TRIESENCE is a tricky product to manufacture, contributing to its out-of-stock status for most of the last five years, we are nevertheless disappointed to report that our first PPQ batch did not meet all specifications.

Based on the investigation into the potential cause of the out-of-specification TRIESENCE PPQ batch, we remain committed to getting TRIESENCE back in stock and available to physicians during 2024. Once TRIESENCE is available to sell to our wholesaler partners, Harrow could begin to record TRIESENCE revenues. We continue to work diligently with our contracted manufacturing partner to resolve manufacturing challenges, achieve inventory build, and be able to supply TRIESENCE to U.S. ECPs, who we are highly confident are eager to purchase TRIESENCE once it is again available.

On a positive note, as we focus on finalizing manufacturing inventory for TRIESENCE, we also continue to make good progress in getting the NDA for TRIESENCE transferred to Harrow, which will allow us to reasonably adjust the price of TRIESENCE for the first time in 12 years. This price increase will be vital in ensuring that we can manufacture and build an inventory of TRIESENCE, thus keeping it in stock and available for the 600,000 internally estimated annual use cases for TRIESENCE. As of today, we expect that the NDA transfer will be completed before a TRIESENCE re-launch and that the agreed upon acquisition purchase price will continue to be due when inventory is made commercially available for sale.

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Investments and Royalties

Harrow has non-controlling equity positions in three companies founded as Harrow subsidiaries before being deconsolidated into independent and separately managed companies: (1) Melt Pharmaceuticals, (2) Eton Pharmaceuticals, and (3) Surface Ophthalmics.

Founded by Harrow in 2018, Melt Pharmaceuticals is developing a non-IV and non-opioid sedation platform for ophthalmic surgical procedures such as cataract surgery and the more than 100 million annual medical procedures requiring sedation. The Melt team has been raising the balance of the capital required to complete its Phase 3 program for its lead drug candidate, MELT-300. I am pleased to report that as of today, Melt has raised nearly $20 million in new capital at a $70 million pre-money valuation, a significant increase from the Series A valuation. Melt is in the final stages of closing on the last bit of capital of its Series B financing to complete the MELT-300 program through the NDA stage.

Harrow (i) owns 36% of Melt’s equity interests, (ii) holds a $13.5 million principal amount secured note receivable, and (iii) is entitled to a 5% royalty interest in MELT-300.

We also continue to be excited about being a shareholder of both Eton Pharmaceuticals and Surface Ophthalmics, and we look forward to continuing to follow their growth in the future.

2023 Guidance

Because the aggregate progress of our business is about 60 days behind, we are adjusting our 2023 revenue guidance from a range of $135 million to $143 million to a range of $129 million to $136 million. If we continue to be successful in the execution of a few open 2023 objectives, including IHEEZO sales growing outside the bounds we anticipated at this stage of the launch, and the timing of future milestones unfolds in our favor, we could land toward the higher end of the range. Regardless, our business remains solidly in a growth mode for the balance of our five-year planning cycle, which includes 2024 and continues through 2027.

We are also adjusting our previously issued 2023 Adjusted EBITDA guidance from a range of $44 million to $50 million to a range of $36 million to $41 million, primarily because of lower revenue estimates coupled with increased costs associated with recent acquisitions, needed investments in preparation for the launch of VEVYE®, and one-time integration costs of the recently acquired Santen products.

Preliminary 2024 Financial Guidance

Many of our stockholders know that Andrew and I have been hesitant to make public financial guidance statements for many years. However, we appreciate that our stockholders deserve some reasonable level of visibility into what we are seeing and expecting, as a financial base case, in prospective periods. Therefore, below are a few items that reflect our current view on the coming annual period:

●	Excluding any contribution from TRIESENCE®, we expect our 2024 revenues to be over $180 million.
●	The magnitude of revenue growth beyond $180 million will depend on many factors, including when we restore TRIESENCE inventory, accelerate IHEEZO sales, and generate new revenues from VEVYE.
●	Beginning in the first quarter of 2024, we expect (i) moderate revenue growth from our recently acquired FDA-approved products (the Fab Five and those we acquired from Santen) and (ii) the recovery of our compounding business to historical growth levels.
●	From a cost structure perspective, we expect our operating costs to increase incrementally as we scale our business to grow revenues and invest in the VEVYE launch.
●	We expect to continue investing in our commercial infrastructure while maintaining our leverage ratio (debt/Adjusted EBITDA) below five times.
●	We expect to close 2024 with a strong balance sheet, with cash increasing during the year.
●	We remain confident in meeting our obligations to Harrow’s creditors.
●	During 2024, we expect to focus on operations, specifically on leveraging Harrow’s branded portfolio, which is one of the most comprehensive in the U.S. market.

Closing

Being the CEO of Harrow allows me plenty of credit when things go well, as things have for most of the past decade. On the other hand, when things disappoint, I must be willing to take the upbraiding. While I am proud of the work we accomplished in the third quarter – including achieving record revenues that represent a 50% year-over-year increase – I wish we had made the strategic amendments to the IHEEZO plan earlier in the period, that we could have started our Fab Five commercial efforts sooner, and that we didn’t experience the recent temporary disruptions to our compounding business. This is not just wishful thinking; it reflects how we could have extracted better performance from our business during this last quarter and, in turn, drive more potential for the year.

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Regardless of my self-criticism, I feel inspired by slide #5 of our corporate presentation. This slide illustrates our remarkable financial journey, with revenues of $49 million in 2020, $72 million in 2021, and $89 million in 2022. As we set our sights on achieving, and hopefully surpassing, our revenue projections for 2023, targeting a minimum of $129 million, and for 2024, aiming for a minimum of $180 million, we are on track to nearly quadruple our revenue in just four years. We also have plenty of cash and should have an even larger pile of cash at the end of next year. Every member of the Harrow Family and each Harrow stockholder should be proud of our extraordinary growth.

We appreciate your trust and patience as we meet the moment and opportunity. I look forward to updating you again in my next Letter to Stockholders in March of 2024.

Sincerely,

Mark L. Baum

Founder, Chairman of the Board, and Chief Executive Officer

Nashville, Tennessee

Harrow’s current Corporate Presentation

Index to Previous Letters to Stockholders

2023	2022	2021	2020	2019
	4Q 2022	4Q 2021	4Q 2020	4Q 2019
	3Q 2022	3Q 2021	3Q 2020	3Q 2019
2Q23	2Q 2022	2Q 2021	2Q 2020
1Q23	1Q 2022	1Q 2021	1Q 2020

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FORWARD-LOOKING STATEMENTS

Management’s remarks in this stockholder letter include forward-looking statements within the meaning of federal securities laws. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond Harrow’s control, including risks and uncertainties described from time to time in its SEC filings, such as the risks and uncertainties related to the Company’s ability to make commercially available its FDA-approved products and compounded formulations and technologies, and FDA approval of certain drug candidates in a timely manner or at all.

For a list and description of those risks and uncertainties, please see the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the SEC.

Harrow’s results may differ materially from those projected. Harrow disclaims any intention or obligation to update or revise any financial projections or forward-looking statements whether because of new information, future events or otherwise. This stockholder letter contains time-sensitive information and is accurate only as of today.

Additionally, Harrow refers to non-GAAP financial measures, specifically Adjusted EBITDA, adjusted earnings, core gross margin, core net loss, and core diluted net loss per share. A reconciliation of non-GAAP measures with the most directly comparable GAAP measures is included in this letter.

No compounded formulation is FDA-approved. All compounded formulations are customizable. Other than drugs compounded at a registered outsourcing facility, all compounded formulations require a prescription for an individually identified patient consistent with federal and state laws.

All trademarks, service marks, and trade names included or referenced in this publication are the property of their respective owners.

Non-GAAP Financial Measures

In addition to the Company’s results of operations determined in accordance with U.S. generally accepted accounting principles (GAAP), which are presented and discussed above, management also utilizes Adjusted EBITDA and Core Results, unaudited financial measures that are not calculated in accordance with GAAP, to evaluate the Company’s financial results and performance and to plan and forecast future periods. Adjusted EBITDA and Core Results are considered “non-GAAP” financial measures within the meaning of Regulation G promulgated by the SEC. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results, provide a more complete understanding of the Company’s results of operations and the factors and trends affecting its business. Management believes Adjusted EBITDA and Core Results provide meaningful supplemental information regarding the Company’s performance because (i) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making; (ii) they exclude the impact of non-cash or, when specified, non-recurring items that are not directly attributable to the Company’s core operating performance and that may obscure trends in the Company’s core operating performance; and (iii) they are used by institutional investors and the analyst community to help analyze the Company’s results. However, Adjusted EBITDA, Core Results, and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by the Company and the way they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including the Company’s competitors.

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Adjusted EBITDA

The Company defines Adjusted EBITDA as net loss, excluding the effects of stock-based compensation and expenses, interest, taxes, depreciation, amortization, investment (income) loss, net, and, if any and when specified, other non-recurring income or expense items. Management believes that the most directly comparable GAAP financial measure to Adjusted EBITDA is net loss. Adjusted EBITDA has limitations and should not be considered as an alternative to gross profit or net loss as a measure of operating performance or to net cash provided by (used in) operating, investing, or financing activities as a measure of ability to meet cash needs.

The following is a reconciliation of Adjusted EBITDA, a non-GAAP measure, to the most comparable GAAP measure, net loss, for the three and nine months ended September 30, 2023, and for the same periods in 2022:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
GAAP net loss	$(4,391,000)	$(6,464,000)	$(15,263,000)	$(15,141,000)
Stock-based compensation and expenses	4,476,000	1,932,000	11,521,000	5,941,000
Interest expense, net	5,749,000	1,800,000	16,200,000	5,386,000
Income tax expense	1,539,000	35,000	1,236,000	75,000
Depreciation	405,000	247,000	1,095,000	1,090,000
Amortization of intangible assets	2,584,000	398,000	7,634,000	1,200,000
Investment (income) loss, net	(1,348,000)	4,535,000	(2,676,000)	13,377,000
Other expense, net	195,000	-	5,809,000 (1)	-
Adjusted EBITDA	$9,209,000	$2,483,000	$25,556,000	$11,928,000

(1)	Includes $5,465,000 for the loss on extinguishment of debt.

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Core Results

Harrow Core Results, including core gross margin, core net (loss) income, core operating income, core basic and diluted loss per share, and core operating margin, exclude (1) all amortization and impairment charges of intangible assets, excluding software development costs, (2) net gains and losses on investments and equity securities, including equity method gains and losses and equity valued at fair value through profit and loss (“FVPL”), and preferred stock dividends, and (3) gains/losses on forgiveness of debt. In other periods, Core Results may also exclude fair value adjustments of financial assets in the form of options to acquire a company carried at FVPL, obligations related to product recalls, certain acquisition-related items, restructuring charges/releases and associated items, related legal items, gains/losses on early extinguishment of debt or debt modifications, impairments of property, plant and equipment and software, as well as income and expense items that management deems exceptional and that are or are expected to accumulate within the year to be over a $100,000 threshold.

The following is a reconciliation of Core Results, non-GAAP measures, to the most comparable GAAP measures for the three and nine months ended September 30, 2023, and for the same periods in 2022:

For the Three Months Ended September 30, 2023
	GAAP Results	Amortization of Certain Intangible Assets	Investment Gains	Other Items	Core Results
Gross profit	$24,198,000	$2,480,000	$-	$-	$26,678,000
Gross margin	71%				78%
Operating income	1,744,000	2,584,000	-	-	4,328,000
(Loss) income before taxes	(2,852,000)	2,584,000	(1,348,000)	195,000	(1,421,000)
Tax expense	(1,539,000)	-	-	-	(1,539,000)
Net (loss) income	(4,391,000)	2,584,000	(1,348,000)	195,000	(2,960,000)
Basic and diluted loss per share ($)(1)	(0.13)				(0.09)
Weighted average number of shares of common stock outstanding, basic and diluted	34,255,197				34,255,197

For the Nine Months Ended September 30, 2023
	GAAP Results	Amortization of Certain Intangible Assets	Investment Gains	Other Items	Core Results
Gross profit	$65,500,000	$7,174,000	$-	$-	$72,674,000
Gross margin	70%				77%
Operating income	5,306,000	7,634,000	-	-	12,940,000
(Loss) income before taxes	(14,027,000)	7,634,000	(2,676,000)	5,786,000	(3,283,000)
Tax expense	(1,236,000)	-	-	-	(1,236,000)
Net (loss) income	(15,263,000)	7,634,000	(2,676,000)	5,786,000	(4,519,000)
Basic and diluted loss per share ($)(1)	(0.48)				(0.14)
Weighted average number of shares of common stock outstanding, basic and diluted	31,689,947				31,689,947

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For the Three Months Ended September 30, 2022
	GAAP Results	Amortization of Certain Intangible Assets	Investment Losses	Core Results
Gross profit	$16,102,000	$341,000	$-	$16,443,000
Gross margin	71%			72%
Operating (loss) income	(94,000)	398,000	-	304,000
(Loss) income before taxes	(6,429,000)	398,000	4,535,000	(1,496,000)
Tax expense	(35,000)	-	-	(35,000)
Net (loss) income	(6,464,000)	398,000	4,535,000	(1,531,000)
Basic and diluted loss per share ($)(1)	(0.24)			(0.06)
Weighted average number of shares of common stock outstanding, basic and diluted	27,349,642			27,349,642

For the Nine Months Ended September 30, 2022
	GAAP Results	Amortization of Certain Intangible Assets	Investment Losses	Core Results
Gross profit	$49,048,000	$1,023,000	$-	$50,071,000
Gross margin	72%			73%
Operating income	3,697,000	1,200,000	-	4,897,000
(Loss) Income before taxes	(15,066,000)	1,200,000	13,377,000	(489,000)
Tax expense	(75,000)	-	-	(75,000)
Net (loss) income	(15,141,000)	1,200,000	13,377,000	(564,000)
Basic and diluted loss per share ($)(1)	(0.55)			(0.02)
Weighted average number of shares of common stock outstanding, basic and diluted	27,293,756			27,293,756

(1)	Core basic and diluted loss per share is calculated using the weighted-average number of shares of common stock outstanding during the period. Core basic and diluted loss per share also contemplates dilutive shares associated with equity-based awards as described in Note 2 and elsewhere in the Condensed Consolidated Financial Statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

Investment Portfolio

(includes Non-GAAP Values)

	At September 30, 2023
Company	Number of Shares of Common Stock	Management Estimated Value
Eton Pharmaceuticals	1,982,000	$8,265,000
Surface Ophthalmics	3,500,000	15,750,000	(1)
Melt Pharmaceuticals	3,500,000	29,750,000	(2)
Melt Pharmaceuticals – Secured Loan + PIK	-	17,765,000	(3)
Estimated Total Value		$71,530,000

(1)	Represents a non-GAAP value, calculated as the purchase and conversion price $(4.50) of the Series A-1 Preferred Stock (the most recent equity offering) multiplied by the number of common shares owned by Harrow at September 30, 2023.
(2)	Represents a non-GAAP value, calculated as the purchase and conversion price $(8.50) of the Series B Preferred Stock (the most recent equity offering) multiplied by the number of common shares owned by Harrow at September 30, 2023.
(3)	Represents the principal balance owed under the loan agreement, including interest paid in kind (or PIK). In accordance with ASC 323, Harrow’s presentation of this loan receivable on its consolidated balance sheet is presented at its carry value less reductions in the carrying value related to Harrow’s share of Melt equity losses.

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